Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612.977.5172

Heide.Erickson@capella.edu

Media Contact:

Mike Buttry

Capella Education Company

612.977.5499

Mike.Buttry@capella.edu

Capella Education Company names Mary Miller chief marketing officer; Jason Van de Loo vice president of international marketing & development

MINNEAPOLIS, Oct. 10, 2011 - Capella Education Company (NASDAQ:CPLA), a provider of online post-secondary education primarily through its wholly owned subsidiary Capella University, today announced the appointment of Mary Miller as Capella University Chief Marketing Officer, further strengthening Capella’s marketing capabilities and commitment to a brand focused marketing strategy. Jason Van de Loo was named vice president for international marketing & development to strengthen the marketing capabilities of Capella’s international subsidiary Resource Development International Ltd. (RDI) and develop additional long-term opportunities.

“Mary is an experienced marketing executive who joined Capella in early 2011 as a significant brand management talent and she has worked closely with Jason in his previous role as vice president of marketing & portfolio strategies in the successful launch of our brand driven marketing strategy,” said Kevin Gilligan, chairman and chief executive officer of Capella Education Company. “Her knowledge, demonstrated leadership and marketing insights make her uniquely qualified to lead Capella’s marketing organization as we expand our brand marketing efforts,” said Gilligan. “Jason’s track record of marketing innovation and deep knowledge of Capella make him the ideal choice to accelerate the international growth platform.

His initial focus in his new role will be on strengthening RDI’s marketing capabilities to support RDI in scaling their model more rapidly. I am very excited to have these two talents focus on key short- and long-term growth drivers for Capella and confident in a seamless transition.”

Ms. Miller has an intimate knowledge of Capella’s brand marketing strategy and has supported its refinement and testing since joining Capella in Jan. 2011 in a consulting role. In April 2011 Ms. Miller was named senior vice president, Value Proposition Development and Management and worked closely with the marketing organization to leverage Capella’s differentiation. Ms. Miller’s background includes positions as senior vice president and chief marketing officer from 2006 to 2010 at PetSmart, Inc. and executive leadership positions from 1998 to 2006 at Best Buy Co., Inc. in areas including strategic marketing and customer loyalty.

Mr. Van de Loo joined Capella in 2002 and has held progressive leadership roles as director of marketing, vice president-market leader and most recently vice president of marketing & portfolio strategies. His previous experience includes digital market in loyalty marketing positions with Carlson Marketing Group.

About Capella Education Company

Founded in 1991, Capella Education Company is a leader in online education, primarily through our wholly owned subsidiary Capella University, a regionally accredited* online university. In addition, Capella Education Company offers online education through Resource Development International Ltd. (RDI), an independent provider of United Kingdom (UK) university distance learning qualifications.

Capella University offers online graduate degree programs in business, counseling, education, health administration, homeland security, human resource management, human services, information technology, nonprofit management and leadership, nursing, psychology, public administration, public health, public safety, and social work, and bachelor's degree programs in business, information technology, nursing, psychology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 43 graduate and undergraduate degree programs with 135 specializations. More than 38,000 learners were enrolled as of June 30, 2011. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

Resource Development International Ltd. partners with a number of the top 100 universities in the UK to develop, validate and deliver UK higher education qualifications, predominantly through online courses. For more information, please visit http://www.rdi.co.uk.

Capella Education Company is also an investor in an innovative startup company called Sophia (http://www.sophia.org) - a social teaching and learning platform that integrates education with technology.

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), http://www.capella.edu.

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